Exhibit 21.1

SUBSIDIARIES OF REGISTRANT
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The following is a list of the Corporation's subsidiaries as of
June 30, 2001. The Corporation owns, directly or indirectly, 100% of the voting securities of each subsidiary, unless noted otherwise.

                                            STATE OR JURISDICTION
NAME                                           OF ORGANIZATION
----                                        ---------------------

Parlex Dynaflex Corporation                     California

Parlex International Corporation                Virgin Islands

Poly-Flex Circuits, Inc.                        Rhode Island

Parlex (Shanghai) Circuit Co., LTD.*            Shanghai

Parlex Asia Pacific LTD.                        Hong Kong

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* 50.1% owned by Parlex Corporation